Third Quarter 2004 Earnings
Conference Call
July 27, 2004
10:00 a.m. CDT

Charlie

Welcome, and thank you for joining us today for our third quarter earnings conference call.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings with the SEC. Except as described in the Form 8-K, we disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

Also, please note that today we will occasionally refer to estimates from our April 27, 2004 earnings conference call as our “previous estimates.”

Bob, please lead off.

Bob

Good morning to everyone, and thanks for joining us. We’re going to cover our performance during the quarter, review major developments, take a look at how our growth strategies are evolving and also talk a bit about our newest acquisitions – Jerr-Dan and BAI.

The press release really spells out the financial details, and third quarter results were very positive.

•	EPS was up 23.2% at $0.85 per share. That beats our previous estimates by a full $0.10 per share, for a number of reasons we’ll cover.

•	Debt was $15 million lower than our previous estimates.

•	Incoming order rates were particularly strong during the quarter in most of our businesses so our backlogs overall are quite strong.

•	And, we closed Jerr-Dan on July 8 and are moving well along the integration path with them.

All of this reinforces our optimism and leads us to an improved outlook. We are increasing our fiscal 2004 EPS estimate from $2.90 to $3.00, putting it at 38.9% over fiscal 2003, and we’re announcing estimates for fiscal 2005 at $3.30 per share.

From a macro perspective, our fiscal 2005 estimates reflect several developments, the first of which is the significantly improved opportunities for the defense business in 2005 that we see since we issued estimates in late April. And, we are hoping for further positive developments as the year progresses. Second, we continue to be challenged to deliver both top and bottom line growth in the commercial segment, but have installed new leadership and our outlook is improving there as well. Third, we believe the fire and emergency market dynamics have improved and that the business has turned the corner with an appreciable up tick in the incoming order rate. Finally, we expect our Jerr-Dan and BAI acquisitions to be accretive to earnings in the first year, consistent with our track record.

Now, before we move on to our individual businesses, let’s discuss developments on the acquisitions front. Since July 8, when we closed on Jerr-Dan, a leading U.S. manufacturer of wreckers and carriers, we like what we see very much. Their people and culture are similar to our own. They’re honest, hard working and innovative. We’re impressed with their technology. Our integration program is moving along on schedule and we anticipate Jerr-Dan to be solidly accretive in fiscal 2005.

In regard to BAI, an Italian fire apparatus manufacturer, certainly, this isn’t what one would view as a major acquisition. But, acquiring 75% of this company provides us with a vital foothold for expansion in the European fire and emergency market. Traditionally, this has not been a market we’ve played in. And, I’ve known BAI’s management team for years, so I know they are capable of expanding this company with the expertise and resources of Oshkosh firmly behind them.

Both of these acquisitions fall under our fire and emergency business and will report to John Randjelovic. And, Charlie will give you the financial details on these acquisitions during his portion of the call.

Before talking about each of our businesses, let me update you on the impact of rising steel and component costs on our business. It is generally known that costs have risen sharply for steel and component parts containing steel for several months and that the availability of steel has been limited. A surge in over-the-road truck sales has also created a shortage of certain components utilized by the Company and resulted in periodic delays in receipt of trucks scheduled for mounting of our truck bodies. These conditions are likely to continue into fiscal 2005. To mitigate these increases, the Company announced 3% to 4% price increases in the third quarter in all of its commercial and fire and emergency businesses and is likely to announce further price increases later this year. The prices apply to all new orders, but the Company does not expect to recover all the cost increases due to the Company’s significant backlog prior to announcing the price increases and because competitive conditions have limited price increases in some market sectors. Our customers clearly believe that high steel and component prices are here to stay, evidenced by a surge in our fire apparatus orders in the third quarter in advance of the effective date of our price increase. Now, due to the nature of our defense business, which is generally based on long-term, firm-fixed price contracts, the Company is generally limited in its ability to raise prices. The Company generally has firm fixed-price contracts with its suppliers for the duration of its defense contracts, but it does not expect these supply contracts to fully protect the Company from steel cost increases in its defense segment.

We estimate that the impact of unrecovered steel and component costs on third quarter earnings was about $0.06 per share. We expect the impact to grow to $0.15 per share for full year fiscal 2004, up from our previous estimate of $0.11 per share. Given our limited ability to raise prices to date and our view that steel and component cost increases are likely to continue into 2005, we also factored into our fiscal 2005 EPS estimate an adverse impact of $0.30 per share from rising steel and component costs. That is up about $0.20 per share from what we were estimating back in April 2004. We’re watching steel and component costs closely, and I can assure you that we will be taking every opportunity to raise prices to recover these costs.

Defense

Now, let’s review developments in our defense business, since this has had a major effect on our fiscal 2005 outlook.

The work of our defense team has been stellar. We always keep in mind that this is more than simply a business. It’s vital work that helps support our service men and women on the front lines. They deserve the best equipment and support, and that’s what we’ve been giving them. We have teams in the Middle East that have been helping maintain our fleet of more than 4,000 trucks at peak readiness. And, some of our most critical work has been in a massive effort to up-armor Humvees and our own trucks in theater. We continue to ship parts around the clock and have been hitting all of the delivery requirements the military has given us. As a result, our parts business has doubled from last year.

In terms of resetting the fleet to put damaged trucks back into active service, our work has been progressing well. We’ve met all the delivery requirements for the first reset contract awarded back in December.

Our manufacturing and procurement groups have done a superb job of driving down our production and materials costs. This permitted us to once again increase margins on the MTVR contract, from 6.3% to 7.1%. That now exceeds our initial target for this contract and is a major accomplishment we can be proud of.

Now, I would like nothing better than to be able to update you on the timing for the U.K.‘s Support Vehicle program. The U.K. is facing significant defense budget pressures and this may have some bearing on the delay. We simply don’t have any new information on the expected timing for an award related to this procurement. We’ll keep you posted on material developments.

Looking at fiscal 2005 specifically, the outlook for our defense business has improved since our $630 million estimate of April 27. Today, we anticipate 2005 sales of $730 million as a result of:

•	Iraqi reset funding has trended higher for fiscal 2005 than we anticipated by $47 million

•	More heavy trucks have been added to the production schedule to the tune of $23 million

•	Estimated parts sales are $30 million higher

•	And, we continue to work on other opportunities that could bear fruit in the short term.

Commercial – Refuse & Concrete Placement

In our commercial business, third quarter performance lagged. This business was an underperformer. That being said, we fully recognize the critical nature of turning this situation around and have made substantial progress toward improving performance. We’ll talk more about that in a moment.

Basically, Geesink Norba Group fell short of our previous estimates and incurred a loss for the quarter. A major factor remains the weakened European refuse market, which is down about 20% from its peak. That has had a cascading earnings impact in the form of lower volume, tighter price competition and underabsorption of overhead. Coupled with the factory conversion to a new production line for the GPM III and the start-up of ValuPak production, you have valid underlying reasons for the lack of performance, but that doesn’t alleviate our need to take action. And we have.

We took a $1.8 million redundancy charge to right size the work force and align it with overall market conditions. We focused on bringing the GPM III on line quickly and have exceeded productivity targets. The first few ValuPak units produced in Romania have met quality requirements and orders for this new value-priced line are beginning to flow. These launches cost $1.2 million during the third quarter. We believe these developments, along with a stabilizing industry order rate for new bodies, have us poised for a recovery in 2005 and 2006.

On the domestic front, we continue to see strong order volumes, but McNeilus’ earnings fell $1 million short of our estimates despite higher shipments as a result of downward pricing pressure and unrecovered steel price increases. We raised prices too late to impact a significant portion of our backlog.

That being said, we are very pleased to have Mike Wuest installed as the new president of McNeilus Companies and have been most encouraged by several early successes. Deliveries were much improved during the third quarter. Production efficiencies are in their infancy stages, but noticeable. And, most importantly, the team is making strides to improve production processes for the Revolution® mixer. Quite frankly, we could have done a much better job of developing the production process for this new product, and that created problems for us, mainly in the form of a slow delivery rate and product costs exceeding target. At this point, we have completed the installation of new processes that assure the quality of each drum before shipment, and we are halfway through a complete restructuring of the production flow. I expect that these steps, as well as others we are implementing, will significantly reduce Revolution® production costs and accelerate delivery times by the end of this calendar year. But in the meantime, we expect our delivery delays will cause us to ship only about 400 Revolution®drums in fiscal 2004, down from our previous estimate of 650, and we won’t achieve the profitability from the product launch in 2004 that we originally projected.

Fire & Emergency

In the fire and emergency business, earnings were down for the quarter, but improved from previous estimates. And, we delivered all of the 2003 orders that had been affected by competitive pricing and a weaker product mix.

Incoming order volume tells another story and sets the stage for fiscal 2005. Pierce orders were at record levels in the third quarter, reflecting improving market conditions, excellent focus by our dealers, and a strong demand for rescue apparatus. Some of the orders may have been pulled forward to avoid steel surcharges, but we nonetheless have a positive outlook for the market.

As fits with our strategy, we introduced in May a completely restyled Quantum chassis, our flagship, and launched a new, 75’ aluminum aerial ladder. This new aerial allows us to target a product segment that we hadn’t addressed before. With it, we have bested the critical performance factors of our major competitor’s product and sales are coming in.

Now, I’ll turn over the call back to Charlie to discuss the financial impact of the Jerr-Dan acquisition and details of the third quarter, and to expand on our guidance for fiscal 2004 and fiscal 2005.

Charlie

Third Quarter Results

Looking at the third quarter from a big picture standpoint, our defense business continued to be the driving force in our earnings, but we began to see clearer signs that our other businesses were beginning to improve. Consolidated sales were up 11.5% compared to last year, with consolidated operating income up 20.2% compared to last year. EPS rose 23.2% during the third quarter. We estimate that unrecovered steel cost increases reduced EPS by $0.06 per share in the third quarter.

Let’s now look at individual business segment results, starting with defense.

Defense

A doubling of our defense parts sales and the start-up of an Iraqi Reset contract to overhaul our heavy-payload trucks damaged in Iraq raised our defense sales by 6.9% to $191.1 million during the third quarter in spite of a $42.8 million decline in MTVR base contract sales. Year-over-year operating income rose 100.7% to $33.9 million in the third quarter. The biggest contributor to the higher operating income performance involved a cumulative catch-up adjustment of $7.1 million to increase margins on the MTVR base contract from 6.3% to 7.1%. The MTVR contract margin adjustment reflects lower estimates for material cost escalation than expected at the current low production rate under the contract, improved overhead absorption related to higher defense production volumes than expected resulted from increased business related to the conflict in Iraq and improved warranty experience. Approximately one-half of the remaining increase in operating income for the quarter was attributable to higher defense parts sales and the balance of the increase was about equally attributable to the start-up of the Iraqi Reset contract and cost reduction.

Defense operating income performance in the third quarter also exceeded our previous estimates by $14.1 million. The MTVR adjustment accounted for $7.1 million of the improved performance vs. estimates, while cost reduction and higher parts sales gave rise to the balance of the improved performance.

Fire and Emergency

In fire and emergency, sales decreased 3.9% to $142.6 million in the third quarter due to lower airport product and international fire apparatus sales. We expect the third quarter to be the last quarter impacted by weak orders received in fiscal 2003. Last fiscal year, industry orders declined about 10.0% and the pricing and mix of such orders was adverse to historical trends. Third quarter 2004 results also reflect increased product liability and group health costs and underabsorption of overhead in our Florida facility as we moved the production of our Palletized Load System trailers from that facility to Oshkosh. As a result, operating income declined 18.2% to $13.2 million, or 9.2% of sales, in the third quarter. Operating income exceeded our previous estimates by $0.7 million.

In the third quarter, we raised fire apparatus prices in response to significant steel price increases. Our customers took notice and our orders surged prior to the effective date of the increase. As a result of this action and due to more robust market conditions, Pierce orders more than doubled in the third quarter, raising Pierce’s backlog 58.8% at June 30, 2004 compared to the prior year. Even though many orders beat the price increase, the product mix and pricing on the new orders are improved over earlier quarters.

Commercial

Turning to the commercial segment, compared to the prior year, sales in the commercial segment were up 27.4% in the third quarter to $272.0 million, but operating income was down 11.0% to $13.4 million.

Concrete placement sales surged 42.4% in the third quarter, while domestic refuse sales rose 31.8%. Each experienced strong unit volume growth and a higher mix of package sales of a commercial chassis and body. Conversely, European refuse sales declined 18.3% in U.S. dollars and were down 23.1% in local currency during the third quarter as market conditions continued to deteriorate in Europe.

An operating loss in European refuse more than offset a nearly 50.0% improvement in concrete placement operating income and a more than 15.0% increase in domestic refuse operating income. In addition, unrecovered steel cost increases totaled over $2.0 million in this segment in the third quarter. That’s more than the total decline in operating income in the segment during the quarter. In Europe, we estimate that industry volumes for refuse packers were down approximately 20.0% from fiscal 2003 levels and pricing is adversely impacted in most European countries as well. Approximately $1.2 million of costs to launch new smooth-sided and value-priced products and a $1.8 million redundancy charge also contributed to the operating loss in Europe in the third quarter.

Now, based on the strength of the Company’s backlog and the operational initiatives that Bob referred to, we expect commercial segment performance to improve in the fourth quarter. At June 30, rear-discharge unit backlog was up 121.4% compared to prior year levels, while our front-discharge unit backlog was up 35.7%. Our domestic refuse unit backlog was up 35.8% at June 30, 2004 compared to prior year levels, while Geesink Norba’s unit backlog was up 1.3% compared to prior year levels.

Corporate

At corporate, our operating expenses were up $4.2 million in the third quarter compared to the prior year primarily due to significant acquisition investigation expenses, increased personnel charges and higher professional services costs. Net interest costs declined $1.9 million during the third quarter due to lower average borrowings.

Taxes

We increased our estimated effective tax rate to 37.0% year-to-date in the third quarter to reflect the estimated impact of higher estimated state income taxes due to lower interest expense and higher earnings in higher-tax states.

Fiscal 2004 Outlook

Let’s update our fiscal 2004 outlook. The following estimates reflect the acquisition of Jerr-Dan on July 8, 2004 and our expectation that the acquisition of BAI will close near the end of July 2004. Both of these acquisitions will be reported in our fire and emergency segment.

We are estimating consolidated sales of $2.175 billion, up 12.9% from fiscal 2003 sales, and up $90.0 million from our previous estimates. We expect fire and emergency sales to be up 10.3% to $590.0 million compared to the prior year. That’s up $40.0 million from our previous estimates, reflecting higher sales realized in the third quarter and $27.0 million from acquisitions. We are projecting defense sales to increase 15.7% to $760.0 million compared to the prior year. That’s up $30.0 million from our previous estimates primarily due to higher estimated parts sales. In the commercial segment, we are increasing our sales estimate by $20.0 million to $840.0 million, or up 13.2% compared to the prior year. We’re projecting concrete placement sales growth of 19.4% in fiscal 2004 with most of the increase coming from industry volume growth and negligible pricing improvements. We’re projecting domestic refuse sales to increase 15.3% in fiscal 2004, largely resulting from increased business with the largest commercial waste haulers, and we are continuing to see municipal refuse spending improve. We’re estimating that Geesink Norba Group refuse sales will be down 3.1% in fiscal 2004 due to further deterioration in European markets offset by the benefit of higher exchange rates.

With respect to operating income, we are now projecting consolidated operating income to be up about 34.7% to $174.0 million in fiscal 2004. That’s up $8.5 million from our previous estimates. By segment, we are projecting fire and emergency operating income to be up 6.6% to $55.5 million in fiscal 2004. The $3.5 million improvement from previous estimates results from improved performance in the third quarter, plus a more robust estimate for the fourth quarter as a result of the improved order trend and $1.5 million from acquisitions. We expect purchase accounting adjustments, primarily related to fair value adjustments to opening inventories, to limit the earnings from acquisitions in the first six months following the respective acquisition dates. We are now projecting defense operating income to increase 66.7% to $114.5 million in fiscal 2004. This estimate is $14.5 million above our previous estimate, reflecting our better than expected performance in the third quarter. In the commercial segment, we are reducing projected operating income to $41.0 million, up 2.0% over the prior year. The $6.5 million decrease in our operating income estimate in this segment largely arises from the $5.7 million shortfall to our previous estimates in the third quarter and projected continuing losses in European refuse in the fourth quarter.

We expect corporate expenses to approximate $37.0 million in fiscal 2004, up from $31.8 million in fiscal 2003 and up $3.0 million from our previous estimate, largely due to higher incurred costs in the third quarter. We are now projecting net interest costs to decrease $1.5 million in fiscal 2004. We increased our estimate of net interest costs by $1.3 million in the fourth quarter to account for acquisitions.

These estimates, assuming an effective tax rate of 37.0% and $2.2 million of equity in earnings of our leasing partnership, lead to a net income estimate of $108.5 million for fiscal 2004, up from our previous estimate of $104.8 million and up 43.5% compared to fiscal 2003.

Assuming 36,150,000 average diluted shares outstanding for the year, this net income estimate translates to earnings per share estimates of $0.70 in quarter four and $3.00 for the year. These estimates reflect lower earnings in the fourth quarter of fiscal 2004 due to a cumulative catch-up adjustment to MTVR margins which favorably benefited results in the fourth quarter of fiscal 2003. These estimates also reflect an adverse impact of steel price increases of $0.08 per share in the fourth quarter and $0.15 per share for fiscal 2004.

Obviously, there are risks in every estimate. The launch of the Revolution® drum could encounter further difficulties. Steel costs could rise faster than expected and our recent product price increases may not be realized in full, or in part. Upsides to these estimates primarily involve manufacturing performance that is better than expected. Please review our Form 8-K filed today for other risk factors.

From a financial position standpoint, we estimate that debt will rise to $90.0 million at September 30, 2004, reflecting strong cash flow from operations in the fourth quarter and acquisition outlays totaling nearly $110.0 million for Jerr-Dan and BAI, including assumption of BAI debt.

We continue to expect capital spending to approximate $30 million in fiscal 2004, much of which will continue to support the continued rollout of the Revolution® composite mixer drum.

Fiscal 2005 Outlook

Turning to fiscal 2005, we are assuming no additional acquisitions in the estimates that follow other than Jerr-Dan and BAI, and all comparisons refer to our revised estimates for fiscal 2004.

We are estimating consolidated sales of $2.39 billion, up 9.9% from estimated fiscal 2004 sales. We expect fire and emergency sales to be up 33.1% to $785.0 million. Sales from the Jerr-Dan and BAI acquisitions are expected to grow from $27.0 million in fiscal 2004 to $170.0 million in fiscal 2005 due to inclusion of their results for a full year. The remaining sales growth of $52.0 million in this segment represents an expected growth rate of approximately 8.8% for other businesses in the segment due to recently improving order rates.

We expect defense sales to decline $30.0 million, or 3.9%, to $730.0 million in fiscal 2005. Bob earlier described the reasons for the $100.0 million increase in our estimated defense sales for fiscal 2005 from our previous estimate of just three months ago.

Now, compared to fiscal 2004, our estimate of fiscal 2005 defense sales involves a $30.0 million decline. We’re estimating sales decreases of approximately $40.0 million in defense parts, $25.0 million in international trucks and $37.0 million in U.S. heavy-payload trucks, offset in part by increases in total MTVR truck sales (including base, wrecker and Navy Seabee contracts) of $12.0 million and $60.0 million of higher Iraqi Reset sales.

In the commercial segment, we are projecting sales growth of 6.0% to $890.0 million. Following significant sales growth in fiscal 2004, we are projecting modest sales growth of approximately 7.0% in both concrete placement and domestic refuse. Our concrete placement sales estimate includes the sale of an estimated 1,000 Revolution® drums and fewer package sales. We are estimating flat sales in European refuse in fiscal 2005 where we project no recovery in 2005.

By quarter in fiscal 2005, we believe these sales expectations would result in consolidated sales of approximately $575.0 million in each of the first and second quarters, $645.0 million in the third quarter and $595.0 million in the fourth quarter.

With respect to operating income, we are projecting consolidated operating income to be up about 15.5% to $201.0 million, or 8.4% of sales, in fiscal 2005. By segment, we are projecting fire and emergency operating income to grow 42.3% to $79.0 million, or 10.1% of sales, in fiscal 2005. We expect the operating income associated with the Jerr-Dan and BAI acquisitions to grow from $1.5 million in fiscal 2004 to $17.5 million, or 10.3% of sales, in fiscal 2005, a $16.0 million increase. We estimate that depreciation and amortization associated with these acquisitions will approximate $2.2 million in fiscal 2005. We expect the operating income of our other fire and emergency businesses to grow approximately 13.9%, or $7.5 million, in fiscal 2005.

In defense, we estimate that operating income will decline 12.7%, or $14.5 million, to $100.0 million in fiscal 2005. Our defense operating income estimate in fiscal 2005 assumes MTVR contract margins of 7.1%. In fiscal 2004, cumulative catch-up adjustments to increase MTVR contract margins in the first and third quarters added $14.2 million of operating income. Excluding the effects of these adjustments, operating income margins are expected to improve in fiscal 2005 due to an improved product mix.

Lastly, in the commercial segment, we project operating income to increase 43.9% in fiscal 2005 to $59.0 million. We are projecting concrete placement operating income to grow 35.6% due to estimated improvements in product mix and lower manufacturing costs. We project domestic refuse operating income to grow 8.3% in fiscal 2005. We are also projecting that the Geesink Norba Group returns to modest profitability on flat sales in fiscal 2005 due to manufacturing efficiencies anticipated following the re-layout of manufacturing processes in fiscal 2004.

We expect corporate expenses to be flat at approximately $37.0 million in fiscal 2005. We expect personnel costs increases will be offset by lower expenses related to acquisitions, among other areas. We are projecting net interest costs and other income and expense items to increase to $7.0 million in fiscal 2005 due to higher average borrowings resulting from acquisitions.

These estimates, assuming an effective tax rate of 37.0%, $2.0 million of equity in earnings of our leasing partnership and $0.5 million of minority interest in earnings of BAI, lead to a net income estimate of $124.0 million for fiscal 2005. Assuming 37,600,000 average diluted shares outstanding in fiscal 2005, we expect EPS to grow 10.0% to $3.30. This estimate reflects a $0.30 adverse impact from unrecovered steel cost increases. At this point, we are recovering about one-half of the impact of rising steel costs through our selling price increases.

By quarter, we expect net income to approximate $27.8 million in quarter one, $23.4 million in quarter two, $36.8 million in quarter three and $36.0 million in quarter four. Assuming 37,600,000 average diluted shares outstanding for the year, these net income estimates would translate to earnings per share estimates of $0.76 in quarter one, $0.63 in quarter two, $0.97 in quarter three and $0.94 in quarter four. These quarterly earnings estimates reflect substantially lower earnings per share in the first quarter, flat earnings per share in the second quarter and significantly higher earnings per share in the second half of fiscal 2005.

In the first half of fiscal 2005, we expect a weaker mix of Family of Heavy Tactical Vehicle contract and international defense truck sales. Also, earnings in the first quarter of fiscal 2004 included an adjustment to increase MTVR margins. In the second half of fiscal 2005, we expect sales to commence under the U.K. Wheeled Tanker contract and Geesink Norba Group earnings to improve compared to prior year levels. We also anticipate fire and emergency and domestic commercial earnings improving progressively during fiscal 2005.

The key risks in our estimates involve the launch of the Revolution® drum which could encounter further difficulties. We may not be able to improve Geesink Norba Group earnings and may be unsuccessful or incur unexpected costs in integrating acquisitions. Upsides to these estimates primarily involve potential new defense truck sales or truck overhaul contracts with the U.S. Department of Defense arising from the conflict in Iraq and the opportunity to improve MTVR margins should manufacturing costs and warranty experience continue to improve. Please review our Form 8-K filed today for other potential risk factors.

From a financial position standpoint, assuming no acquisitions, we estimate that debt will increase from an estimated $90.0 million at September 30, 2004 to $105.0 million at December 31, 2004 and $120.0 million at March 31, 2005 due to seasonal working capital demands and then decline to $75.0 million at June 30, 2005 and $30.0 million at September 30, 2005, assuming no further acquisitions. We expect capital spending to approximate $30 million in fiscal 2005, much of which will continue to support the continued rollout of the Revolution® composite mixer drum. And, we continue to actively pursue additional acquisitions, which may require further cash resources.

Bob will close our prepared remarks.

Bob:

There’s only one way to follow a great year like fiscal 2004, where we project sales to grow 12.9% to $2.175 billion and EPS to grow 38.9% to $3.00, and that’s to focus on delivering another good year.

-	We'll be working to create additional defense sales opportunities

-	We expect to fix our issues in our commercial segment

-	We expect to capitalize on improvement in fire apparatus market conditions

-	We'll focus on integrating our announced acquisitions and bringing home to Oshkosh those acquisitions in the pipeline

We expect to have another good year in fiscal 2005 and will continue to move straight forward.

Operator, please begin the question and answer period.

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